Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Forms S-3 (Nos. 333-163424 and 333-163834) of Regency Energy Partners LP of our report dated March 1, 2010 relating to the financial statements of Midcontinent Express Pipeline LLC which appears in this Current Report on Form 8-K/A of Regency Energy Partners LP dated July 29, 2010.

/s/ PricewaterhouseCoopers LLP

Houston, Texas
July 29, 2010